Exhibit 2.1
                                                                     -----------



                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                      STATE FINANCIAL SERVICES CORPORATION

                                       AND

                           HOME BANCORP OF ELGIN, INC.







                                  JUNE 1, 1998


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

                                TABLE OF CONTENTS
                          AGREEMENT AND PLAN OF MERGER
                                                                                               Page
                                                                                               ----


ARTICLE I ....................................................................................   1
         I.1      The Merger .................................................................   1
         I.2      Effective Time .............................................................   1
         I.3      Effects of the Merger ......................................................   2
         I.4      Conversion of HBE Common Stock; Treatment of SFS Common Stock ..............   2
         I.5      Stock Options ..............................................................   4
         I.6      Articles of Incorporation ..................................................   5
         I.7      By-Laws ....................................................................   5
         I.8      Tax Consequences ...........................................................   5
         I.9      Board of Directors and Officers of the Surviving Corporation ...............   5
         I.10     Adjustments for Dilution and Other Matters .................................   6
         I.11     Closing ....................................................................   6

ARTICLE II ....................................................................................  6

         II.1     SFS to Make Shares Available ...............................................   6
         II.2     Exchange of Certificates ...................................................   6

ARTICLE III...................................................................................   8
         III.1    Corporate Organization ....................................................    9
         III.2    Capitalization ............................................................    9
         III.3    Authority; No Violation ...................................................   10
         III.4    Consents and Approvals ....................................................   11
         III.5    Reports ...................................................................   11
         III.6    Financial Statements ......................................................   11
         III.7    Broker's Fees .............................................................   12
         III.8    Absence of Certain Changes or Events ......................................   12
         III.9    Legal Proceedings .........................................................   13
         III.10   Taxes and Tax Returns .....................................................   13
         III.11   Employees .................................................................   14
         III.12   SEC Reports ...............................................................   15
         III.13   Compliance with Applicable Law ............................................   15
         III.14   Certain Contracts .........................................................   15
         III.15   Agreements with Regulatory Agencies .......................................   16
         III.16   Other Activities of HBE and the HBE Bank ..................................   17
         III.17   Investment Securities .....................................................   17
         III.18   Undisclosed Liabilities ...................................................   17
         III.19   Insurance .................................................................   17
         III.20   Loan Loss Reserves ........................................................   17
         III.21   Environmental Liability ...................................................   18
         III.22   Approval Delays ...........................................................   18
         III.23   Vote Required .............................................................   18
         III.24   Ownership of SFS Common Stock .............................................   18
         III.25   Tax Matters and Pooling ...................................................   18
         III.26   Saleability of Mortgage Loans in Secondary Market .........................   18

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

ARTICLE IV...................................................................................   18

         IV.1     Corporate Organization ....................................................   18
         IV.2     Capitalization ............................................................   19
         IV.3     Authority; No Violation ...................................................   20
         IV.4     Consents and Approvals ....................................................   21
         IV.5     Reports ...................................................................   21
         IV.6     Financial Statements ......................................................   22
         IV.7     Broker's Fees .............................................................   22
         IV.8     Absence of Certain Changes or Events ......................................   22
         IV.9     Legal Proceedings .........................................................   23
         IV.10    Taxes and Tax Returns .....................................................   23
         IV.11    Employees .................................................................   24
         IV.12    SEC Reports ...............................................................   25
         IV.13    Compliance with Applicable Law ............................................   25
         IV.14    Certain Contracts .........................................................   25
         IV.15    Agreements with Regulatory Agencies .......................................   26
         IV.16    Other Activities of SFS and its SFS Subsidiaries ..........................   27
         IV.17    Investment Securities .....................................................   27
         IV.18    Undisclosed Liabilities ...................................................   27
         IV.19    Insurance .................................................................   27
         IV.20    Loan Loss Reserves ........................................................   27
         IV.21    Environmental Liability ...................................................   28
         IV.22    Approval Delays ...........................................................   28
         IV.23    Vote Required .............................................................   28
         IV.24    Ownership of HBE Common Stock .............................................   28
         IV.25    Tax Matters and Pooling ...................................................   28

ARTICLE V....................................................................................   28
         V.1      Conduct of Businesses Prior to the Effective Time..........................   28
         V.2      Forbearances...............................................................   29

ARTICLE VI...................................................................................   31
         VI.1     Regulatory Matters; Cooperation with Respect to Filing ....................   31
         VI.2     Access to Information; Due Diligence ......................................   32
         VI.3     Shareholders' Approvals ...................................................   33
         VI.4     Legal Conditions to Merger ................................................   34
         VI.5     Listing of Shares .........................................................   34
         VI.6     Indemnification; Directors' and Officers' Insurance .......................   34
         VI.7     Additional Agreements .....................................................   36
         VI.8     Advice of Changes .........................................................   36
         VI.9     No Conduct Inconsistent with this Agreement ...............................   36
         VI.10    Employee Matters ..........................................................   37
         VI.11    Tax Treatment and Pooling .................................................   39
         VI.12    Dividends .................................................................   39
         VI.13    Rule 145 Affiliates .......................................................   40
         VI.14    Disclosure Schedules ......................................................   40
         VI.15    Filing and Other Fees .....................................................   40

ARTICLE VII..................................................................................   40
         VII.1    Conditions to Each Party's Obligation To Effect the Merger.................   40

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         VII.2    Conditions to Obligations of HBE...........................................   42
                  (a)      Representations and Warranties ...................................   42
                  (b)      Performance of Obligations of SFS ................................   42
                  (c)      No Material Adverse Change .......................................   42
                  (d)      Opinion of Counsel to Sfs ........................................   42
                  (e)      Comfort Letters ..................................................   42
                  (f)      Fairness Opinion .................................................   42
         VII.3    Conditions to Obligations of SFS...........................................   42
                  (a)      Representations and Warranties ...................................   43
                  (b)      Performance of Obligations of HBE ................................   43
                  (c)      No Material Adverse Change .......................................   43
                  (d)      Opinion of Counsel to HBE ........................................   43
                  (e)      Comfort Letters ..................................................   43
                  (f)      Fairness Opinion .................................................   43
                  (g)      Affiliate Agreements .............................................   43

ARTICLE VIII.................................................................................   43
         VIII.1   Termination ...............................................................   44
         VIII.2   Effect of Termination .....................................................   45
         VIII.3   Remedies and Expenses Upon Breach or Willful Breach .......................   46
         VIII.4   Amendment .................................................................   46
         VIII.5   Extension; Waiver .........................................................   46

ARTICLE IX...................................................................................   47
         IX.1     Non-survival of Representations, Warranties and Agreements ................   47
         IX.2     Notices ...................................................................   47
         IX.3     Interpretation; Definitions ...............................................   48
         IX.4     Counterparts ..............................................................   49
         IX.5     Entire Agreement ..........................................................   49
         IX.6     Governing Law .............................................................   49
         IX.7     Severability ..............................................................   49
         IX.8     Publicity .................................................................   49
         IX.9     Assignment; Third Party Beneficiaries .....................................   49
         IX.10    Enforcement ...............................................................   49



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                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 1, 1998, by and between State Financial Services Corporation, a Wisconsin corporation ("SFS"), and Home Bancorp of Elgin, Inc., a Delaware corporation ("HBE").

                  WHEREAS, the Boards of Directors of SFS and HBE have determined that it is in the best interests of their respective corporations and their shareholders to consummate a merger in which HBE will merge with and into SFS (the "Merger"), so that SFS is the resulting corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger;

                  WHEREAS, as a condition to, and immediately after the execution of this Agreement, SFS and HBE are entering into a Stock Option Agreement (the "HBE Stock Option Agreement"), attached hereto as EXHIBIT A; and

                  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with, and to prescribe certain conditions, to the Merger.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

                    I.1    THE MERGER.

                    Subject to the terms and conditions of this Agreement and the Plan of Merger, a copy of which is attached hereto substantially in the form of EXHIBIT B (the "Plan of Merger"), in accordance with the Wisconsin Business Corporation Law (the "WBCL") and the Delaware General Corporation Law, at the Effective Time (as defined in Section 1.2), HBE shall merge with and into SFS, and SFS shall survive the Merger and shall continue its corporate existence under the laws of the State of Wisconsin. Upon consummation of the Merger, the separate corporate existence of HBE shall terminate and the name of the Surviving Corporation shall be "State Financial Services Corporation."

                  The parties agree that HBE and SFS will execute a Plan of Merger substantially in the form attached hereto as EXHIBIT B which provides for the terms of the Merger and the mode of carrying same into effect.

                    I.2    EFFECTIVE TIME.

                    The Merger shall become effective upon the later of (a) the time of filing of Articles of Merger with the Department of Financial Institutions of the State of Wisconsin

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(the "Wisconsin Department"), (b) the time of filing a Certificate of Merger with the Secretary of State of the State of Delaware and (c) the effective date and time of the Merger as set forth in such Certificate of Merger and Articles of Merger. The parties shall each use reasonable efforts to cause Articles of Merger and a Certificate of Merger to be filed on the Closing Date (as defined in Section 1.11). The term "Effective Time" shall be the date and time when the Merger becomes effective, in accordance with this Section 1.2.

                    I.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Section 180.1106 of the WBCL and Section 252 of the Delaware General Corporation law.

                    I.4 CONVERSION OF HBE COMMON STOCK; TREATMENT OF SFS COMMON STOCK

(a) At the Effective Time, subject to Section 2.2, by virtue of the Merger and without any action on the part of HBE, or the holder of any securities of HBE, each share of the common stock, $.01 par value, of HBE (the "HBE Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c)) shall be converted into the right to receive the number of shares of the common stock, par value $.10 per share, of SFS (the "SFS Common Stock") equal to the Exchange Ratio determined as set forth in subparagraph (b) below (the "Exchange Ratio").

(b) If the Market Value of SFS Common Stock (as defined below) on the Decision Date is as set forth below, then the Exchange Ratio shall be as indicated:



                               MARKET VALUE                                            EXCHANGE RATIO

           (i)    less than or equal to $21.125                           (i)    .86

           (ii)   greater than $21.125 and less                           (ii)   .857143
                  than or equal to $22.625

           (iii)  greater than $22.625 and less Market Value              (iii)  the quotient obtained by
                  of SFS than or equal to $30.00 Common Stock                    dividing $19.50 by the

           (iv)   greater than $30.00 and less                            (iv)   .65
                  than or equal to $31.375

           (v)    greater than $31.375                                    (v)    .64


(c) For purposes of this Agreement the "Market Value of SFS Common Stock," on any date, will be equal to the average closing sale price of SFS Common Stock as

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                    reported on the Nasdaq National Market System ("NASDAQ-NMS")
                    for the twenty (20) consecutive trading days immediately preceding the five (5) business days immediately preceding such date.

(d) The term "Decision Date" shall mean the first business day on which the last of the following events shall have occurred: (i) receipt of all necessary state and federal regulatory approvals and the expiration of all required waiting periods, (ii) approval of the transactions contemplated by this Agreement by the shareholders of HBE,
                    (iii) approval of the transactions contemplated by this Agreement by the shareholders of SFS, and (iv) the date, after the last to occur of subsections (i) through (iii) above but not more than thirty (30) days thereafter, on which the Market Value of SFS Common Stock is greater than or equal to $20.00.


(e) If the Market Value of SFS Common Stock on the Decision Date is less than $20.00, HBE may notify SFS in writing, which must be received by SFS within three business days after the Decision Date, that it is not willing to close on the basis of the Exchange Ratio set forth in Section l.4(b)(i) above. If HBE fails to give such notice by such time, it shall be deemed to have agreed to close on the basis of the Exchange Ratio set forth in Section l.4(b)(i) above. Upon receipt of such notice, SFS may elect (i) to close on the basis of an Exchange Ratio equal to the quotient obtained by dividing $17.25 by the Market Value of SFS Common Stock on the Decision Date (the "Optional Exchange Ratio"), or (ii) to require closing on the basis of the Exchange Rate set forth in Section l.4(b)(i) above, in any case by notice in writing, which must be received by HBE within three business days after SFS's receipt of such notice from HBE. If SFS fails to make such election, it shall be deemed to have agreed to close on the basis of the Optional Exchange Ratio. If SFS elects clause (ii) above, then HBE may elect to terminate this Agreement by notice in writing, which must be received by SFS within three business days after HBE's receipt of such notice from SFS. If HBE fails to give such notice of termination by such time, it shall be deemed to have agreed to close on the basis of the Exchange Ratio set forth in Section l.4(b)(i) above.

(f) All of the shares of HBE Common Stock converted into SFS Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each an "HBE Common Stock Certificate") previously representing any such shares of HBE Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of SFS Common Stock (each a "SFS Common Stock Certificate") and
                    (ii) cash in lieu of fractional shares into which the shares of HBE Common Stock previously represented by such HBE Common Stock Certificate have been converted pursuant to this Section 1.4, Section 2.2 and the Plan of Merger. HBE Common Stock Certificates previously representing shares of HBE Common Stock shall be exchanged for SFS Common Stock Certificates representing whole shares of SFS Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such HBE Common Stock Certificates in accordance with Section 2.2, without any interest thereon.

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(g)                 At the Effective Time, all shares of HBE Common Stock that are owned by HBE as treasury stock, owned by the HBE RRP (as defined herein) and not allocated to participants thereunder or owned by SFS, if any, shall be canceled and shall cease to exist, and no stock of SFS or other consideration shall be delivered in exchange therefor.


(h) At and after the Effective Time, each share of SFS Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.


                    I.5 STOCK OPTIONS.

(a) At the Effective Time, each option granted by HBE under the terms of the Home Bancorp of Elgin, Inc. 1997 Stock Option Plan (the "HBE Option Plan") to purchase shares of HBE Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of HBE Common Stock and shall be converted automatically into an option to purchase shares of SFS Common Stock in an amount and at an exercise price determined pursuant to paragraph (c) of this Section 1.5 (the "Converted Option"), subject to the terms of the HBE Option Plan and the agreements evidencing grants of such options thereunder.

(b) From and after the Effective Time, SFS shall assume any and all obligations of HBE under the HBE Option Plan, and the HBE Option Plan shall remain in effect.


(c) (i) The number of shares of SFS Common Stock to be subject to each Converted Option shall be equal to the product of the number of shares of HBE Common Stock subject to the original option and the "HBE Exchange Ratio" (as defined below), PROVIDED that any fractional shares of SFS Common Stock resulting from such multiplication shall be rounded up to the nearest whole share; and (ii) the exercise price per share of SFS Common Stock under the Converted Option shall be equal to the exercise price per share of HBE Common Stock under the original option divided by the HBE Exchange Ratio, PROVIDED that such exercise price shall be rounded down to the nearest whole cent. The term "HBE Exchange Ratio" shall mean whichever of the Exchange Ratio or the Optional Exchange Ratio is implemented at the Effective Time for the exchange of HBE Common Stock in accordance with Section 1.4 hereof. Notwithstanding the provisions of Section 1.5(c)(i) and (ii) above, each Converted Option which is intended to be an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986 ("Code"), and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the Converted Option within the meaning of Section 424(h) of the Code, and all Converted Options shall be adjusted, if necessary so as not to impair the eligibility of the Merger for "pooling-of-interests" accounting treatment. SFS and HBE agree to take all steps necessary to effect the foregoing provisions of this Section 1.5(c).

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


(d) Promptly after the execution of this Agreement, HBE shall take such action, which shall be reasonably satisfactory to SFS, as HBE may deem necessary in order that each Converted Option shall be, at the Effective Time, assumed by SFS and shall from and after the Effective Time no longer entitle the holder thereof to purchase shares of HBE Common Stock but shall be converted into and shall become by virtue of the Merger, automatically and without any action on the part of the holder thereof, a stock option to purchase such number of shares of SFS Common Stock at such exercise price as determined pursuant to paragraph (c) of this Section 1.5.

(e) As soon as practicable after the Effective Time, SFS shall deliver to each participant in the HBE Option Plan an appropriate notice setting forth such participant's rights pursuant thereto; the Converted Options shall remain subject to the terms of the HBE Option Plan and shall continue in effect after the Effective Time on the same terms and conditions as those in effect prior to the Effective Time, including without limitation, the duration thereof, subject to the adjustments required by Section 1.5(c) hereof, after giving effect to the Merger. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements or arrangements, and his or her representatives.

(f) SFS shall reserve shares to be issued upon the exercise of Converted Options prior to the Effective Time. As soon as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time, SFS shall file a registration statement on Form S-8 or S-3, as the case may be, (or other successor or appropriate forms) with respect to the shares of SFS Common Stock subject to the Converted Options and SFS shall use its best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such Converted Options remain outstanding. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements or arrangements, and his or her representatives.

                    I.6 ARTICLES OF INCORPORATION. The Articles of Incorporation of SFS in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

                    I.7 BY-LAWS. The By-Laws of SFS in effect as of the Effective Time, shall be the By-Laws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

                    I.8 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement and the Plan of Merger shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

                    I.9 BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of SFS immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation. The officers of SFS immediately

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


prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, in each case until their respective successors are duly elected or appointed.

                    I.10 ADJUSTMENTS FOR DILUTION AND OTHER MATTERS. If prior to the Effective Time, (i) HBE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the HBE Common Stock, or declare a dividend or make a distribution on HBE Common Stock in any security convertible into HBE Common Stock, or (ii) SFS shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the SFS Common Stock or declare a dividend or make a distribution on SFS Common Stock in any security convertible into SFS Common Stock, appropriate adjustment or adjustments will be made to the Exchange Ratio (and, if applicable, the Optional Exchange Ratio) and the method for calculating the Exchange Ratio as set forth in Section I.4 hereof.

                    I.11 CLOSING. Subject to the terms and conditions of this Agreement and the Plan of Merger, including but not limited to the provisions of
Article VII of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on a date and at a place to be specified by the parties, which shall be no later than the first business day in the calendar month immediately following the month in which the last of the conditions precedent to the Merger set forth in Article VII hereof is satisfied or waived, or at such other time, date and place as HBE and SFS shall mutually agree (the "Closing Date").

                                   ARTICLE II

                              CONVERSION OF SHARES

                    II.I SFS TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, SFS shall deposit, or shall cause to be deposited, with a bank, trust company or other entity reasonably acceptable to HBE, which may be an affiliate of SFS, (the "Exchange Agent"), for the benefit of the holders of HBE Common Stock Certificates, for exchange in accordance with this Article II, SFS Common Stock Certificates and cash in lieu of any fractional shares of SFS Common Stock (such cash and SFS Common Stock Certificates, together with any dividends or distributions with respect thereto paid after the Effective Time, being hereinafter referred to as the "Conversion Fund") to be issued pursuant to
Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of HBE Common Stock.

                    II.2 EXCHANGE OF CERTIFICATES.

(a) As soon as practicable after the Effective Time, and in no event later than ten (10) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more HBE Common Stock Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the HBE Common Stock Certificates shall pass, only upon delivery of the HBE Common Stock Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the HBE Common Stock Certificates in exchange for SFS Common Stock Certificates and any cash in lieu of fractional shares into which the shares of HBE Common Stock represented by such HBE Common Stock Certificate or Certificates shall have been converted pursuant to this Agreement and the Plan of Merger. Upon proper surrender of an HBE Common Stock Certificate for

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

                    exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such HBE Common Stock Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a SFS Common Stock Certificate representing that number of whole shares of SFS Common Stock to which such holder of HBE Common Stock shall have become entitled pursuant to the provisions of Section 1.4 hereof, and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of such HBE Common Stock Certificate, and the HBE Common Stock Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of HBE Common Stock Certificates.

(b) If any SFS Common Stock Certificate is to be issued in a name other than that in which the HBE Common Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the HBE Common Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of an SFS Common Stock Certificate in any name other than that of the registered holder of the HBE Common Stock Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of HBE of the shares of HBE Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, HBE Common Stock Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for SFS Common Stock Certificates representing shares of SFS Common Stock as provided in this Article II.

(d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of SFS Common Stock shall be issued upon the surrender for exchange of HBE Common Stock Certificates, no dividend or distribution with respect to SFS Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Surviving Corporation. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former shareholder of HBE who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the Market Value of SFS Common Stock on the Decision Date by (ii) the fraction of a share (rounded to the nearest tenth when expressed as an Arabic number) of SFS Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(e) Any portion of the Conversion Fund that remains unclaimed by the shareholders of HBE for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any shareholders of HBE who have not theretofore complied with this

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

                    Article II shall thereafter look only to the Surviving Corporation for the issuance of certificates representing shares of SFS Common Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on the SFS Common Stock deliverable in respect of each share of HBE Common Stock such shareholder holds as determined pursuant to this Agreement and the Plan of Merger, in each case, without any interest thereon. Notwithstanding the foregoing, none of SFS, HBE, the Exchange Agent or any other person shall be liable to any former holder of shares of HBE Common Stock, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any HBE Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such HBE Common Stock Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such HBE Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed HBE Common Stock Certificate an SFS Common Stock Certificate representing the shares of SFS Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement and the Plan of Merger.

(g) In the case of any shareholder of HBE who did not vote for or consent to the Merger and who demands appraisal as provided in Section 262 of the Delaware General Corporation Law, each share of HBE Common Stock held by such shareholder will be converted into the right to receive the value of the share as provided in such statute. At the Closing Date, the holders of HBE Common Stock will cease to have any rights with respect to such stock other than the rights to receive SFS Common Stock, cash in lieu of fractional shares or the value of the stock as herein provided or as provided by law.

(h) No transfer taxes shall be payable by any shareholders of HBE in respect of the issuance of certificates for SFS Common Stock and no expenses shall be imposed on any shareholder of HBE in connection with the conversion of shares of HBE Common Stock into shares of SFS Common Stock and the delivery of such shares to the former holder of HBE Common Stock entitled thereto, except that, if any certificate for shares of SFS Common Stock is to be issued in a name other than that in which a certificate or certificates for shares of HBE Common Stock surrendered shall have been registered, it shall be a condition to such issuance that the person requesting such issuance shall pay to SFS any transfer taxes payable by reason thereof or of any prior transfer of such surrendered certificate or certificates or establish to the reasonable satisfaction of the Exchange Agent that such taxes have been paid or are not payable. 3.


                                  ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF HBE

                  HBE hereby represents and warrants to SFS as follows:

                    III.1  CORPORATE ORGANIZATION

(a) HBE is a corporation duly organized and validly existing under the laws of the State of Delaware. HBE has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section IX.3 below) on HBE. HBE is duly registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). True and complete copies of the Articles of Incorporation and By-Laws of HBE, as in effect as of the date of this Agreement, have previously been made available by HBE to SFS.

(b) As of the date of this Agreement, HBE has, as its sole direct or indirect Subsidiary, Home Federal Savings and Loan Association of Elgin ("HBE Bank"), a federally-chartered savings and loan association. Except as set forth on
                    SCHEDULE 3.1(B) of the disclosure schedules to this Agreement prepared and delivered by HBE (the "HBE Disclosure Schedules"), HBE does not own any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the HBE Bank.

(c) Except as set forth in SCHEDULE 3.1(C), the HBE Bank (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on HBE, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in SCHEDULE 3.1(C) of the HBE Disclosure Schedules, the HBE Bank does not own any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated.

(d) The minute books of HBE and of the HBE Bank have been made available to SFS and accurately reflect in all material respects all corporate meetings held or actions taken since January 1, 1994 by the shareholders and Boards of Directors of HBE and the HBE Bank, respectively (including committees of the Boards of Directors of HBE and the HBE Bank).

                    III.2   CAPITALIZATION

(a) The authorized capital stock of HBE consists of 12,000,000 shares of HBE Common Stock, $.01 par value per share, of which, as of May 28, 1998, 6,855,799 shares were issued and outstanding (which number excludes six (6) shares of HBE Common Stock held by the Home Bancorp of Elgin, Inc. 1997 Recognition and Retention Plan (the "HBE RRP") which have not been awarded to participants thereunder) and 3,000,000 shares of preferred stock, $.01 par value, of which, as of May 28, 1998, none were issued and outstanding. As of May 28, 1998, 153,451 shares of HBE Common Stock were held in treasury. All of the issued and outstanding shares of HBE Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the HBE Stock Option Agreement and as set forth on SCHEDULE -------- 3.2(A) of the HBE Disclosure Schedules, HBE does not have and is not bound by any outstanding ------ subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of HBE Common Stock or any other equity securities of HBE or any securities representing the right to purchase or otherwise receive any shares of the capital stock of HBE. No shares of HBE Common Stock have been reserved for issuance, other than the shares of HBE Common Stock reserved for issuance under the HBE Stock Option Agreement and HBE Option Plan. Since May 28, 1998, HBE has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except upon exercise of stock options pursuant to the HBE Option Plan outstanding as of May 28, 1998 and except with respect to the HBE Stock Option Agreement.

(b) HBE owns, directly or indirectly, all of the issued and outstanding shares of capital stock of the HBE Bank, free and clear of any liens, pledges, charges, encumbrances and interests whatsoever ("Liens"). All of the shares of capital stock of the HBE Bank are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The HBE Bank is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the HBE Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the HBE Bank.


                    III.3 AUTHORITY; NO VIOLATION. HBE has full corporate power and authority to execute and deliver each of this Agreement, the Plan of Merger and the HBE Stock Option Agreement and, subject to shareholder and regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Plan of Merger and the HBE Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of HBE. The Board of Directors of HBE has directed that this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby be submitted to HBE's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement and the Plan of Merger by the affirmative vote of the holders of a majority of the outstanding shares of HBE Common Stock, no other corporate proceedings on the part of HBE are necessary to approve this Agreement, the Plan of Merger and the HBE Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the HBE Stock Option Agreement have been duly and validly executed and delivered by HBE and (assuming due authorization, execution and delivery by SFS) constitute valid and binding obligations of HBE, enforceable against HBE in accordance with their respective terms. Furthermore, the Plan of Merger, when executed and delivered by HBE and (assuming due authorization, execution and delivery by SFS), shall constitute a valid and binding obligation of HBE, enforceable against HBE in accordance with its terms.

                    III.4 CONSENTS AND APPROVALS. No consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by HBE of this Agreement, the Plan of Merger and the HBE Stock Option Agreement and the consummation by HBE of the Merger and the other transactions contemplated hereby and thereby except for (a) the filing by SFS of an application with the Federal Reserve Board under The Bank Holding Company Act and the approval of such application (the "Federal Reserve Application"), (b) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of HBE's and SFS's shareholders to be held in connection with this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which such Joint Proxy Statement will be included as a prospectus, (c) the filing of Articles of Merger with the Wisconsin Department under the WBCL and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware,
(d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of SFS Common Stock pursuant to this Agreement and the Plan of Merger, (e) the approval of this Agreement and the Plan of Merger by the requisite vote of the shareholders of HBE and SFS, and (f) any necessary filings with the Office of Thrift Supervision or any state regulatory agencies.

                    III.5 REPORTS. HBE and each of the HBE Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with (i) the OTS, (ii) the Federal Deposit Insurance Corporation (the "FDIC"), (iii) any state regulatory authority (each a "State Regulator"),
(iv) the SEC, and (v) any self-regulatory organization ("SRO") with jurisdiction over any of the activities of HBE or the HBE Bank (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on HBE. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of HBE and the HBE Bank, no Regulatory Agency has initiated any proceeding or, to the best knowledge of HBE, investigation into the business or operations of HBE or the HBE Bank since January 1, 1994. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of HBE or the HBE Bank, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on HBE.

                    III.6 FINANCIAL STATEMENTS. HBE has previously made available to SFS copies of (a) the consolidated statements of financial condition of HBE and the HBE Bank as of

December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years ended December 31, 1996 and 1997, inclusive, as reported in HBE's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "HBE Form 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to HBE, and (b) the unaudited consolidated statements of financial condition of HBE and the HBE Bank as of March 31, 1998, and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the three-month period then ended as reported in HBE's Quarterly Report on Form 10-Q for the period ended March 31, 1998 filed with the SEC under the Exchange Act (the "HBE First Quarter 10-Q"). The December 31, 1997 consolidated statements of financial condition of HBE (including the related notes, where applicable) fairly present the consolidated financial position of HBE and the HBE Bank as of the dates thereof, and the other financial statements referred to in this Section 3.6 or included in the HBE Reports (including the related notes, where applicable) fairly present the results of the consolidated operations and stockholders' equity and consolidated financial position of HBE and the HBE Bank for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

                    III.7 BROKER'S FEES. Other than HBE's arrangement with Hovde Financial, Inc. to serve as a financial advisor to HBE in connection with the Merger and related transactions contemplated by this Agreement and the Plan of Merger, neither HBE nor the HBE Bank nor any of their respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement and the Plan of Merger.

                    III.8   ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a) Except as publicly disclosed in the HBE Reports (as defined in Section 3.12) filed prior to the date hereof or as set forth in SCHEDULE 3.8(A), since December 31, 1997, (i) HBE and the HBE Bank taken as a whole have not incurred any material liability, except in the ordinary course of their respective businesses, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on HBE or will have a Material Adverse Effect on HBE.

(b) Except as publicly disclosed in the HBE Reports filed prior to the date hereof, since December 31, 1997, HBE and the HBE Bank have conducted their respective businesses in all material respects in the ordinary and usual course.

                    III.9 LEGAL PROCEEDINGS.

(a) Except as set forth in SCHEDULE 3.9, there are no pending or, to the best of HBE's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HBE or the HBE Bank or challenging the validity or propriety of the transactions contemplated by this Agreement, the Plan of Merger or the HBE Stock Option Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated savings and loan holding companies or savings associations) imposed upon HBE, the HBE Bank or the assets of HBE or the HBE Bank.


                    III.10  TAXES AND TAX RETURNS.

(a) Each of HBE and the HBE Bank has duly filed all federal, state, county, foreign and, to the best of HBE's knowledge, local information returns and tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as defined in Section 3.10(b)) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined. The income tax returns of HBE and the HBE Bank remain open for the applicable statutory time periods and any deficiencies, penalties or assessments have been paid or provided for in HBE's consolidated financial statements. There are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon HBE or the HBE Bank for which HBE does not have adequate reserves, nor has HBE or the HBE Bank given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by HBE and the HBE Bank from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, foreign and local laws, except where failure to do so would not have a Material Adverse Effect on HBE, (ii) federal, state, foreign, county and local returns which are accurate and complete in all material respects have been filed by HBE and the HBE Bank for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, foreign, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by HBE in its consolidated financial statements as of December 31, 1997, and (iv) there are no Tax liens upon any property or assets of HBE or the HBE Bank except liens for current taxes not yet due. Except as set forth in SCHEDULE 3.10(A), neither HBE nor the HBE Bank has been required to include in income any adjustment pursuant to

                    Section 481 of the Code by reason of a voluntary change in accounting method initiated by HBE or the HBE Bank, and the Internal Revenue Service (the "IRS") has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in
                    Section 3.6, neither HBE nor the HBE Bank has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code.

(b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

                    III.11  EMPLOYEES.

(a) SCHEDULE 3.11(A) of the HBE Disclosure Schedules sets forth a true and complete list of each employee benefit plan, arrangement, commitment, agreement or understanding that is maintained as of the date of this Agreement (the "HBE Benefit Plans") (i) by HBE or the HBE Bank or (ii) by any trade or business, whether or not incorporated which (A) is under "common control," as described in Section 414(c) of the Code, with HBE, (B) is a member of a "controlled group," as defined in Section 414(b) of the Code, or (C) is a member of an "affiliated service group," as defined in Section 414(m) of the Code, which includes HBE (an "HBE ERISA Affiliate"), all of which together with HBE would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(b) HBE has heretofore delivered to SFS true and complete copies of each of the HBE Benefit Plans and certain related documents, including, but not limited to, (i) the Annual Report Form 5500 for such HBE Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such HBE Benefit Plan.


(c) (i) Each of the HBE Benefit Plans has been operated and administered in all material respects with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the HBE Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been operated and administered in all material respects with the requirements of Section 401(a) of the Code, (iii) except as provided in SCHEDULE 3.11(A), no HBE Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of HBE, the HBE Bank or any HBE ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law,
                    (B) death benefits, disability benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of HBE, the HBE Bank or the HBE ERISA Affiliates, or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) except as set forth in SCHEDULE 3.11(A), neither HBE, the HBE Bank nor any HBE ERISA Affiliate maintains or has ever maintained a plan subject to Title IV of ERISA, (v) neither HBE, the HBE Bank nor any HBE ERISA Affiliate contributes to or has ever contributed to a "Multiemployer" pension plan (as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by HBE or the HBE Bank as of the Effective Time with respect to each HBE Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (vii) neither HBE, the HBE Bank nor any HBE ERISA Affiliate has engaged in a transaction in connection with which HBE, the HBE Bank or any HBE ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code, and (viii) to the best knowledge of HBE, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the HBE Benefit Plans or any trusts related thereto which are, in the reasonable judgment of HBE, likely, either individually or in the aggregate, to have a Material Adverse Effect on HBE.


                    III.12 SEC REPORTS. HBE and the HBE Bank has made available to SFS an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1995 by HBE with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (collectively, "HBE Reports"), and (b) communication mailed by HBE to its shareholders since December 31, 1995. None of the HBE Reports or such communications to shareholders, as of their respective dates, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Since December 31, 1995, HBE has timely filed all HBE Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all HBE Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

                    III.13 COMPLIANCE WITH APPLICABLE LAW. HBE and the HBE Bank hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to HBE or the HBE Bank, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on HBE.

                    III.14   CERTAIN CONTRACTS.

(a) Except as set forth in SCHEDULE 3.14(A) of the HBE Disclosure Schedules, neither HBE nor the HBE Bank is a party to or bound by:

                    (i) any contract, arrangement, commitment or understanding (whether written or oral) with respect to the employment or compensation of any directors, officers or employees;

                    (ii) any contract, arrangement, commitment or understanding
                         (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement or the Plan of Merger will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from HBE, SFS, the Surviving Corporation, or any of their respective Subsidiaries to any officer, director or employee thereof or to the trustee under any "rabbi trust" or similar arrangement;

                   (iii) any contract, arrangement, commitment or
                         understanding (whether written or oral) which materially restricts the conduct of any line of business by HBE; or

                    (iv) any contract, arrangement, commitment or
                         understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased or be required to be paid, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Plan of Merger, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Plan of Merger.

                    HBE has previously made available to SFS true and correct copies of all employment and deferred compensation arrangements which are in writing and to which HBE or the HBE Bank is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), is referred to herein as an "HBE Contract," and neither HBE nor the HBE Bank knows of, or has received notice of, any violation of any HBE Contract by any of the other parties thereto, which, individually or in the aggregate, would have a Material Adverse Effect on HBE.

(b) (i) Each HBE Contract is valid and binding on HBE or the HBE Bank, as the case may be, and is in full force and effect,
                    (ii) each of HBE and the HBE Bank has performed all obligations required to be performed by it to date under each HBE Contract to which it is a party, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on HBE, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of HBE or the HBE Bank under any such HBE Contract, except where any such default, individually or in the aggregate, would not have a Material Adverse Effect on HBE.

                    III.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither HBE nor the HBE Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or, is subject to any order or directive by, except as set forth in SCHEDULE 3.15 or has been Since December 31, 1995, a recipient of any supervisory letter from, or since December 31, 1995, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each, whether or not set forth in the HBE Disclosure Schedules, an "HBE Regulatory Agreement"), nor has HBE or the HBE Bank been advised since December 31, 1995 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such HBE Regulatory Agreement.

                    III.16 OTHER ACTIVITIES OF HBE AND THE HBE BANK. Neither HBE nor the HBE Bank that is neither a savings association, a savings association operating subsidiary or a savings association service corporation directly or indirectly engages in any activity prohibited by the OTS. Without limiting the generality of the foregoing, no equity investment of HBE or the HBE Bank that is neither a savings association, a savings association operating subsidiary nor a savings association service corporation is prohibited by the OTS.

                    III.17 INVESTMENT SECURITIES. Each of HBE and the HBE Bank has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of HBE or the HBE Bank. Such securities are valued on the books of HBE and the HBE Bank in accordance with GAAP.

                    III.18 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of HBE included in the HBE First Quarter 10-Q, liabilities disclosed in SCHEDULE 3.18 of the HBE Disclosure Schedules, and liabilities incurred in the course of business consistent with past practice since March 31, 1998, neither HBE nor the HBE Bank has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on HBE.

                    III.19 INSURANCE. SCHEDULE 3.19 of the HBE Disclosure Schedules describes all policies of insurance in which HBE or the HBE Bank is named as an insured party or which otherwise relate to or cover any assets or properties of HBE or the HBE Bank. Each of such policies is in full force and effect, and the coverage provided under such properties complies with the requirements of any contracts binding on HBE or the HBE Bank relating to such assets or properties. Except as set forth in SCHEDULE 3.19 of the HBE Disclosure Schedules, neither HBE nor the HBE Bank has received any notice of cancellation or termination with respect to any material insurance policy of HBE or the HBE Bank.

                    III.20 LOAN LOSS RESERVES. The reserve for possible loan losses shown on the March 31, 1998 call report filed for the HBE Bank is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding as of March 31, 1998. The aggregate loan balances of the HBE Bank at such date in excess of such reserves are, to the best knowledge and belief of HBE, collectible in accordance with their terms.

                    III.21   ENVIRONMENTAL LIABILITY. Except as set forth in
SCHEDULE 3.21, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or, to the best of HBE's knowledge, threatened against HBE seeking to impose, or that could reasonably result in the imposition, on HBE of any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on HBE.

                    Except as set forth in SCHEDULE 3.21, to the best of HBE's knowledge, there is no reasonable basis for any proceeding, claim, action or governmental investigation that would impose any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on HBE. HBE is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on HBE.

                    III.22 APPROVAL DELAYS. HBE knows of no reason why any of the Requisite Regulatory Approvals (as defined in Section 7.1(b)) should be denied or unduly delayed.

                    III.23 VOTE REQUIRED. The approval by the holders of a majority of the votes entitled to be cast by all holders of HBE Common Stock to approve the Merger is the only vote of the holders of any class or series of the capital stock of HBE required for any of the transactions contemplated by this Agreement, the Plan of Merger and the HBE Stock Option Agreement.

                    III.24 OWNERSHIP OF SFS COMMON STOCK. Except as set forth in SCHEDULE 3.24 of the HBE Disclosure Schedules, HBE does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of SFS Common Stock.

                    III.25 TAX MATTERS AND POOLING. Neither HBE nor, to the best of HBE's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as (i) a reorganization under Section 368(a)(1)(A) of the Code or
(ii) for pooling-of-interests accounting treatment under GAAP.

                    III.26 SALEABILITY OF MORTGAGE LOANS IN SECONDARY MARKET. Except for the loans identified on SCHEDULE 3.26, as a general matter, to the best of HBE's knowledge and belief, a substantial portion of the loans in the HBE Bank's portfolio of residential, owner-occupied mortgage loans substantially conform to secondary market underwriting standards and, accordingly, are saleable in the secondary market.



                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF SFS

                    SFS hereby represents and warrants to HBE as follows:

                    IV.1  CORPORATE ORGANIZATION.

(a) SFS is a corporation duly organized and validly existing under the laws of the State of Wisconsin. SFS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on SFS. SFS is duly registered as a bank holding company under The Bank Holding Company Act of 1956. True and complete copies of the Articles of Incorporation and By-Laws of SFS, as in effect as of the date of this Agreement, have previously been made available by SFS to HBE.

(b) As of the date of this Agreement, SFS has, as its sole direct or indirect subsidiaries, State Financial Bank, a Wisconsin-chartered bank, State Financial Bank, an Illinois-chartered bank, State Financial Bank-Waterford, a Wisconsin-chartered bank (collectively, the "SFS Banks" and each an "SFS Bank"), Hales Corners Development Corporation, a Wisconsin corporation, Hales Corners Investment Corporation, a Nevada corporation, Waterford Investment Corporation, a Nevada corporation, State Financial Mortgage Company, a Wisconsin corporation, Richmond Bancorp, Inc., an Illinois corporation, State Financial Insurance Agency, a Wisconsin corporation, and Richmond Financial Services, Inc., a Florida corporation (collectively with the SFS Banks, the "SFS Subsidiaries" and each an "SFS Subsidiary"). Except as set forth on SCHEDULE 4.1(B) of the disclosure schedules to this Agreement prepared and delivered by SFS (the "SFS Disclosure Schedules"), SFS does not own any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the SFS Subsidiaries.


(c) Each SFS Subsidiary (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on SFS, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in SCHEDULE 4.1(C) of the SFS Disclosure Schedules, none of the SFS Subsidiaries owns any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated.

(d) The minute books of SFS and of each of the SFS Subsidiaries have been made available to HBE and accurately reflect in all material respects all corporate meetings held or actions taken since January 1, 1994 by the shareholders and Boards of Directors of SFS and each SFS Subsidiary, respectively (including committees of the Boards of Directors of SFS and the SFS Subsidiaries).

                    IV.2  CAPITALIZATION.

(a) The authorized capital stock of SFS consists of 10,000,000 shares of common stock, $.10 par value per share, of which, as of May 28, 1998, 3,882,195 shares were issued and outstanding and 100,000 shares of preferred stock, $1.00 par value per share, of which, as of May 28, 1998, none were issued and outstanding. As of May 28, 1998, no shares of SFS Common Stock were held in treasury. All of the issued and outstanding shares of SFS Common Stock have been duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the WBCL) and free of preemptive rights. Except as set forth on SCHEDULE 4.2(A) of the SFS Disclosure Schedules, SFS does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of SFS Common Stock or any other equity securities of SFS or any securities representing the right to purchase or otherwise receive any shares of the capital stock of SFS. No shares of SFS Common Stock have been reserved for issuance, other than the shares of SFS Common Stock reserved for issuance under the SFS 1990 Directors Stock Option Plan, the SFS 1990 Stock Option/Stock Appreciation Right and Restricted Stock Plan for Key Officers and Employees and the SFS 1998 Stock Incentive Plan (the "SFS Option Plan"). Since May 28, 1998, SFS has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except upon exercise of stock options pursuant to the SFS Option Plan outstanding as of May 28, 1998.

(b) SFS owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the SFS Subsidiaries, free and clear of any Liens. All of the shares of capital stock of each SFS Subsidiary are duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the WBCL) and free of preemptive rights. No SFS Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such SFS Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such SFS Subsidiary.

                    IV.3 AUTHORITY; NO VIOLATION. SFS has full corporate power and authority to execute and deliver each of this Agreement, the Plan of Merger and the HBE Stock Option Agreement, subject to shareholder and regulatory approvals, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Plan of Merger and the HBE Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of SFS. The Board of Directors of SFS has directed that this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby be submitted to SFS's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby by the affirmative vote of the holders of a majority of the outstanding shares of SFS Common Stock, no other corporate proceedings on the part of SFS are necessary to approve this Agreement, the Plan of Merger and the HBE Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the HBE Stock Option Agreement have been duly and validly executed and delivered by SFS and (assuming due authorization, execution and delivery by HBE) constitute valid and binding obligations of SFS, enforceable against SFS in accordance with their respective terms. Furthermore, the Plan of Merger, when executed and delivered by SFS and (assuming due authorization, execution and delivery by HBE), shall constitute a valid and binding obligation of SFS, enforceable against SFS in accordance with its terms.

                    IV.4 CONSENTS AND APPROVALS. No consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by SFS of this Agreement, the Plan of Merger and the HBE Stock Option Agreement and the consummation by SFS of the Merger and the other transactions contemplated hereby and thereby except for (a) the filing by SFS of an application with The Federal Reserve under The Bank Holding Company Act and the approval of the Federal Reserve Application, (b) the filing with the SEC of the Joint Proxy Statement in definitive form relating to the meetings of HBE's and SFS's shareholders to be held in connection with this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby and the S-4 in which such Joint Proxy Statement will be included as a prospectus, (c) the filing of Articles of Merger with the Wisconsin Department under the WBCL and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of SFS Common Stock pursuant to this Agreement and the Plan of Merger, (e) the approval of this Agreement and Plan of Merger by the requisite vote of the shareholders of SFS and HBE, and (f) any necessary filings with the Office of Thrift Supervision or any state regulatory agencies.

                    IV.5 REPORTS. SFS and each of the SFS Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1994 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on SFS. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of SFS or the SFS Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of SFS, investigation into the business or operations of SFS or any of the SFS Subsidiaries since January 1, 1994. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of SFS or any of the SFS Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on SFS.

                    IV.6 FINANCIAL STATEMENTS. SFS has previously made available to HBE copies of (a) the consolidated statements of financial condition of SFS and the SFS Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal years ended December 31, 1995, 1996 and 1997, inclusive, as reported in SFS's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "SFS Form 10-K") filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to SFS, and (b) the unaudited consolidated statements of financial condition of SFS and the SFS Subsidiaries as of March 31, 1998, and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the three-month period then ended as reported in SFS's Quarterly Report on Form 10-Q for the period ended March 31, 1998 filed with the SEC under the Exchange Act (the "SFS First Quarter 10-Q"). The December 31, 1997 consolidated statements of financial condition of SFS (including the related notes, where applicable) fairly present the consolidated financial position of SFS and the SFS Subsidiaries as of the dates thereof, and the other financial statements referred to in this Section 4.6 or included in the SFS Reports (including the related notes, where applicable) fairly present the results of the consolidated operations and shareholders' equity and consolidated financial position of SFS and the SFS Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

                    VI.7 BROKER'S FEES. Other than SFS's arrangement with Everen Securities to serve as a financial advisor to SFS in connection with the Merger and related transactions contemplated by this Agreement and the Plan of Merger, neither SFS nor any SFS Subsidiary nor any of their respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement and the Plan of Merger.

                    IV.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a) Except as publicly disclosed in the SFS Reports (as defined in Section 4.12) filed prior to the date hereof or as set forth in SCHEDULE 4.8(A), since December 31, 1997, (i) SFS and the SFS Subsidiaries taken as a whole have not incurred any material liability, except in the ordinary course of their businesses, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on SFS or will have a Material Adverse Effect on SFS.

(b) Except as publicly disclosed in the SFS Reports filed prior to the date hereof, since December 31, 1997, SFS and each SFS Subsidiary have carried on their respective businesses in all material respects in the ordinary and usual course.

                    IV.9  LEGAL PROCEEDINGS

(a) Except as set forth in SCHEDULE 4.9, there are no pending or, to the best of SFS's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SFS or any of the SFS Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Plan of Merger or the HBE Stock Option Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated bank holding companies or banks) imposed upon SFS, any of the SFS Subsidiaries or the assets of SFS or any of the SFS Subsidiaries.

                    IV.10 TAXES AND TAX RETURNS. Each of SFS and the SFS Subsidiaries has duly filed all federal, state, county, foreign and, to the best of SFS's knowledge, local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined. The income tax returns of SFS and the SFS Subsidiaries remain open for the applicable statutory time periods and any deficiencies, penalties or assessments have been paid or provided for in SFS's consolidated financial statements. There are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon SFS or any of the SFS Subsidiaries for which SFS does not have adequate reserves, nor has SFS or any of the SFS Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by SFS and each of the SFS Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, foreign and local laws, except where failure to do so would not have a Material Adverse Effect on SFS,
(ii) federal, state, foreign, county and local returns which are accurate and complete in all material respects have been filed by SFS and each of the SFS Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, foreign, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by SFS in its consolidated financial statements as of December 31, 1997, and (iv) there are no Tax liens upon any property or assets of SFS or any of the SFS Subsidiaries except liens for current taxes not yet due. Except as set forth in
SCHEDULE 4.10(A), neither SFS nor any of the SFS Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by SFS or any of the SFS Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 4.6, neither SFS nor any of the SFS Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code.

                    IV.11  EMPLOYEES.

(a) SCHEDULE 4.11 of the SFS Disclosure Schedules sets forth a true and complete list of each employee benefit plan, arrangement, commitment, agreement or understanding that is maintained as of the date of this Agreement (the "SFS Benefit Plans") (i) by SFS or any of the SFS Subsidiaries or
                    (ii) by any trade or business, whether or not incorporated, which (A) is under "common control," as described in Section 414(c) of the Code, with SFS, (B) is a member of a "controlled group," as defined in Section 414(b) of the Code, or (C) is a member of an "affiliated service group," as defined in Section 414(m) of the Code which includes SFS (an "SFS ERISA Affiliate"), all of which together with SFS would be deemed a "single employer" within the meaning of
                    Section 4001 of ERISA.

(b) SFS has heretofore delivered to HBE true and complete copies of the SFS Benefit Plans and certain related documents, including, but not limited to, (i) the Annual Report Form 5500 for such SFS Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such SFS Benefit Plan.

(c) (i) Each of the SFS Benefit Plans has been operated and administered in all material respects with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the SFS Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been operated and administered in all material respects with the requirements of Section 401(a) of the Code, (iii) no SFS Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of SFS, the SFS Subsidiaries or any SFS ERISA Affiliate beyond their retirement or other termination of service, other than
                    (A) coverage mandated by applicable law, (B) death benefits, disability benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of SFS, the SFS Subsidiaries or the SFS ERISA Affiliates, or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) neither SFS, the SFS Subsidiaries nor any SFS ERISA Affiliate maintains or has ever maintained a plan subject to Title IV of ERISA, (v) neither SFS, the SFS Subsidiaries nor any SFS ERISA Affiliate contributes to or has ever contributed to a "Multiemployer" pension plan (as such term is defined in Section 3(37) of ERISA, (vi) all contributions or other amounts payable by SFS or the SFS Subsidiaries as of the Effective Time with respect to each SFS Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and
                    Section 412 of the Code, (vii) neither SFS, the SFS Subsidiaries nor any SFS ERISA Affiliate has engaged in a transaction in connection with which SFS, the SFS Subsidiaries or any ERISA Affiliate reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Sections

                    4975 or 4976 of the Code, and (viii) to the best knowledge of SFS, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the SFS Benefit Plans or any trusts related thereto which are, in the reasonable judgment of SFS, likely, either individually or in the aggregate, to have a Material Adverse Effect on SFS.

(d) There are no current employment agreements, employee retention agreements or change in control agreements, contracts or arrangements between SFS (or any SFS Subsidiary) and any director, officer or employee of SFS (or any SFS Subsidiary) and any director, officer or employee of SFS (or any SFS Subsidiary) containing terms that would provide for the accelerated vesting and payment by SFS (or the SFS Subsidiary, as applicable) of compensation and benefits to any such director, officer or employee as a result of either (i) the approval of this Agreement by a majority of the shareholders of SFS or (ii) the consummation to the transactions contemplated by this Agreement.



                    IV.12 SEC REPORTS. SFS and each of the SFS Subsidiaries has made available to HBE an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1995 by SFS with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the "SFS Reports"), and (b) communication mailed by SFS to its shareholders since December 31, 1995. None of the SFS Reports or such communications to shareholders, as of their respective dates, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Since December 31, 1995, SFS has timely filed all SFS Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all SFS Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

                    IV.13 COMPLIANCE WITH APPLICABLE LAW. SFS and each of the SFS Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to SFS or any of the SFS Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on SFS.

                    IV.14  CERTAIN CONTRACTS.

(a) Except as set forth in SCHEDULE 4.14(A) of the SFS Disclosure Schedules, neither SFS nor any of the SFS Subsidiaries is a party to or bound by:

                    (i) any contract, arrangement, commitment or understanding (whether written or oral) with respect to the employment or compensation of any directors, officers or employees;

                    (ii) any contract, arrangement, commitment or understanding
                         (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement or the Plan of Merger will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from HBE, SFS, the Surviving Corporation, or any of their respective Subsidiaries to any officer, director or employee thereof or to the trustee under any "rabbi trust" or similar arrangement;

                   (iii) any contract, arrangement, commitment or understanding
                         (whether written or oral) which materially restricts the conduct of any line of business by SFS; or

                    (iv) any contract, arrangement, commitment or understanding
                         (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased or be required to be paid, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Plan of Merger, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Plan of Merger.


                    SFS has previously made available to HBE true and correct copies of all employment and deferred compensation arrangements which are in writing and to which SFS or an SFS Subsidiary is a party. Each contract, arrangement, commitment or understanding of the type described in this
                    Section 4.14(a), is referred to herein as an "SFS Contract," and neither SFS nor any of the SFS Subsidiaries knows of, or has received notice of, any violation of any SFS Contract by any of the other parties thereto, which, individually or in the aggregate, would have a Material Adverse Effect on SFS. ii.

(b) (i) each SFS Contract is valid and binding on SFS or the applicable SFS Subsidiary, as the case may be, and is in full force and effect, (ii) SFS and each of the SFS Subsidiaries has performed all obligations required to be performed by it to date under each SFS Contract to which it is a party, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on SFS, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of SFS or any of the SFS Subsidiaries under any such SFS Contract, except where any such default, individually or in the aggregate, would not have a Material Adverse Effect on SFS.

                   IV.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither SFS nor any of the SFS Subsidiaries is subject to any cease-and-desist or other order issued by, or (except as set forth in SCHEDULE 4.15 of the SFS Disclosure Schedules) is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since December 31, 1995, a recipient of any supervisory letter from, or since December 31, 1995, has adopted any board resolutions at the request of any Regulatory

Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each, whether or not set forth in the SFS Disclosure Schedules, a "SFS Regulatory Agreement") nor has SFS or any of the SFS Subsidiaries been advised since December 31, 1995 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such SFS Regulatory Agreement.

                    IV.16 OTHER ACTIVITIES OF SFS AND ITS SFS SUBSIDIARIES. Neither SFS nor any of the SFS Subsidiaries that is neither a bank, bank operating subsidiary or a bank service corporation directly or indirectly engages in any activity prohibited by the Federal Reserve. Without limiting the generality of the foregoing, no equity investment of SFS or any SFS Subsidiary that is neither a bank, a bank operating subsidiary nor a bank service corporation is prohibited by the Federal Reserve.

                    IV.17 INVESTMENT SECURITIES. Each of SFS and the SFS Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of SFS or any of the SFS Subsidiaries. Such securities are valued on the books of SFS and the SFS Subsidiaries in accordance with GAAP.

                    IV.18 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of SFS included in the SFS First Quarter 10-Q, liabilities disclosed in SCHEDULE 4.18 of the SFS Disclosure Schedules, and liabilities incurred in the ordinary course of business consistent with past practice since March 31, 1998, neither SFS nor any of the SFS Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on SFS.

                    IV.19 INSURANCE. SCHEDULE 4.19 of the SFS Disclosure Schedules describes all policies of insurance in which SFS or any of the SFS Subsidiaries is named as an insured party or which otherwise relate to or cover any assets or properties of SFS or any of the SFS Subsidiaries. Each of such policies is in full force and effect, and the coverage provided under such properties complies with the requirements of any contracts binding on SFS or any of the SFS Subsidiaries relating to such assets or properties. Except as set forth in SCHEDULE 4.19 of the SFS Disclosure Schedules, neither SFS nor any of the SFS Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of SFS or any of the SFS Subsidiaries.

                    IV.20 LOAN LOSS RESERVES. The reserve for possible loan losses shown on the March 31, 1998 call report filed for each SFS Bank is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding as of March 31, 1998. The aggregate loan balances of each SFS Bank at such date in excess of such reserves of each SFS Bank are, to the best knowledge and belief of SFS, collectible in accordance with their terms.

                    IV.21  ENVIRONMENTAL LIABILITY. Except as set forth in
SCHEDULE 4.21, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature pending or, to the best of SFS's knowledge, threatened against SFS seeking to impose, or that could reasonably result in the imposition, on SFS of any liability or obligation arising under common law or under any local, state, federal or foreign environmental statute, regulation or ordinance including, without limitation, CERCLA which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on SFS. Except as set forth in SCHEDULE 4.21, to the best of SFS's knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on SFS. SFS is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability or obligation which, insofar as reasonably can be foreseen, could have a Material Adverse Effect on SFS.

                    IV.22 APPROVAL DELAYS. SFS knows of no reason why any of the Requisite Regulatory Approvals (as defined in Section 7.1(b)) should be denied or unduly delayed.

                    IV.23 VOTE REQUIRED. The approval by the holders of a majority of the votes entitled to be cast by all holders of SFS Common Stock to approve the Merger (including the issuance of shares of SFS Common Stock in connection therewith) is the only vote of the holders of any class or series of the capital stock of SFS required for any of the transactions contemplated by this Agreement, the Plan of Merger and the HBE Stock Option Agreement.

                    IV.24  OWNERSHIP OF HBE COMMON STOCK. Except as set forth in
SCHEDULE 4.24 of the SFS Disclosure Schedules and except pursuant to the terms of the HBE Stock Option Agreement, SFS does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of HBE Common Stock.

                    IV.25  TAX MATTERS AND POOLING.

                    Neither SFS nor, to SFS's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying (i) as a reorganization under Section 368(a)(1)(A) of the Code or (ii) for pooling-of-interests accounting treatment under GAAP.

                                   ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                    V.1 CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement and the Plan of Merger (including the HBE Disclosure Schedules and the SFS Disclosure Schedules), each of SFS and HBE shall, and shall cause the SFS Subsidiaries and the HBE Bank , respectively, to (a) conduct its business in good faith in the usual, regular and ordinary course consistent with past practice, (b) use reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, and (c) take no action which would adversely affect or delay the ability of either SFS or HBE to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement, the Plan of Merger or the HBE Stock Option Agreement.

                    V.2 FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as set forth in the HBE Disclosure Schedules or the SFS Disclosure Schedules, as the case may be, and, except as expressly contemplated or permitted by this Agreement, the Plan of Merger or the HBE Stock Option Agreement, neither SFS nor HBE shall, nor shall SFS or HBE permit the SFS Subsidiaries or the HBE Bank, respectively to, without the prior written consent of the other:

(a) other than in the ordinary course of business consistent with past practice, (i) incur any indebtedness for borrowed money (other than pursuant to existing lines of credit or short-term indebtedness incurred in the ordinary course of business consistent with past practice, indebtedness of HBE to the HBE Bank or of the HBE Bank to HBE, or indebtedness of SFS to any of the SFS Subsidiaries or of any of the SFS Subsidiaries to SFS, it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, Federal Home Loan Bank borrowings, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; or (iii) make any loan or advance;

(b)                 (i) adjust, split, combine or reclassify any capital stock,
                    (ii) make, declare or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except (A) in the case of SFS, for regular quarterly cash dividends at a rate not in excess of $0.12 per share of SFS Common Stock, and (B) in the case of HBE, for regular quarterly cash dividends at a rate not in excess of $0.10 per share of HBE Common Stock);
                    (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (iv) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or (v) issue any additional shares of capital stock (except pursuant to (A) the exercise of stock options outstanding as of the date of this Agreement, or (B) the HBE Stock Option Agreement);

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for transactions in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof or any existing joint venture to which HBE or SFS is a party;

(e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

(f) other than in the ordinary course of business consistent with past practice, or as required by law, increase in any manner the compensation or fringe benefits of any of its employees, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee;

(g) grant, amend or modify in any material respect any stock option, stock awards or other stock based compensation, except as contemplated in Section 1.5(c) hereof;

(h) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice;

(i) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of HBE or SFS to exercise its rights under the HBE Stock Option Agreement;

(j) amend its articles of incorporation (other than, in the case of SFS, to increase the amount of its authorized common stock) or its bylaws;

(k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales, or otherwise, or the manner in which the portfolio is classified or reported;

(l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, the Plan of Merger or the HBE Stock Option Agreement, except, in every case, as may be required by applicable law; or

(m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

                    VI.1  REGULATORY MATTERS; COOPERATION WITH RESPECT TO FILING

(a) (i) SFS shall promptly prepare and file with the SEC the Joint Proxy Statement in preliminary form; (ii) SFS shall promptly prepare and file an application with the Federal Reserve and any necessary state applications, for approval to consummate the transactions contemplated by this Agreement, the Plan of Merger and, to the extent required, the HBE Stock Option Agreement. Each of SFS and HBE shall use all reasonable efforts to have the S-4, in which the Joint Proxy Statement will be included as a prospectus, declared effective under the Securities Act as promptly as practicable after such filing and to mail or deliver the Joint Proxy Statement to their respective shareholders. SFS shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Plan of Merger, and HBE shall furnish all information concerning HBE and the holders of the HBE Common Stock as may be reasonably requested by SFS in connection with any such action.

(b) The parties hereto shall cooperate with each other and shall each use reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and the Plan of Merger (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. SFS and HBE shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to SFS or HBE, as the case may be, and the SFS Subsidiaries and the HBE Bank, respectively, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Plan of Merger, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) SFS and HBE shall, upon request, furnish each other with all information concerning themselves, and the SFS Subsidiaries and the HBE Bank, respectively, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of SFS or HBE or the SFS Subsidiaries and the HBE Bank, as the case may be, to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger. SFS covenants and agrees that none of the information which is furnished by SFS for inclusion, or which is included, in the S-4, the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of SFS or HBE or the SFS Subsidiaries or the HBE Bank, as the case may be, to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger will, at the respective times such documents are filed and, in the case of the S-4, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed or at the time of the meetings of the shareholders of SFS and HBE, be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. HBE covenants and agrees that none of the information which is furnished by HBE for inclusion, or which is included, in the S-4, the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of SFS or HBE or the SFS Subsidiaries or the HBE Bank, as the case may be, to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger will, at the respective times such documents are filed and, in the case of the S-4, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed or at the time of the meetings of the shareholders of SFS and HBE, be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, SFS shall have no responsibility for the truth or accuracy of any information with respect to HBE or the HBE Bank included in the S-4, the Joint Proxy Statement, or any other statement, filing, notice or application filed with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger, and HBE shall have no responsibility for the truth or accuracy of any information with respect to SFS or the SFS Subsidiaries included in the S-4, the Joint Proxy Statement, or any other statement, filing, notice or application filed with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger.

(d) SFS and HBE shall promptly advise one another upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Plan of Merger which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.


                    VI.2   ACCESS TO INFORMATION; DUE DILIGENCE.

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


(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of SFS and HBE shall, and shall cause the SFS Subsidiaries and the HBE Bank, respectively, to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of SFS and HBE shall, and shall cause the SFS Subsidiaries and the HBE Bank, respectively, to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither SFS, HBE, the SFS Subsidiaries nor the HBE Bank shall be required to provide access to or to disclose information where such access or disclosure would (A) violate or prejudice the rights of SFS's or HBE's, as the case may be, customers or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or (B) impair any attorney-client privilege of the disclosing party. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of SFS and HBE shall hold all information furnished by or on behalf of the other party or the SFS Subsidiaries or the HBE Bank, as the case may be, or their representatives pursuant to Section 6.2(a) in confidence and shall return all documents containing any information concerning the properties, business and assets of each other party that may have been obtained in the course of negotiations or examination of the affairs of each other party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources) and shall destroy any information, analyses or the like derived from such confidential information. Each of SFS and HBE shall use such information solely for the purpose of conducting business, legal and financial reviews of the other party and for such other purposes as may be related to this Agreement and the Plan of Merger.

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein. Without limitation of the foregoing, each party shall promptly notify the other party of any information obtained by such party during the course of any due diligence conducted by such party or its representatives in accordance with this
                    Section 6.2 which is materially inconsistent with any representation or warranty made by the other party under this Agreement; PROVIDED, HOWEVER, that either party's failure to provide such notice to the other party shall not, in turn, be deemed to constitute a material breach of such party's obligations under this Agreement and the Plan of Merger.

                    VI.3 SHAREHOLDERS' APPROVALS. Each of SFS and HBE shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon this Agreement and the Plan of Merger (and, in the case of SFS, the issuance of shares of

SFS Common Stock in the Merger and the reserve of shares of SFS Common Stock for the HBE Option Plan), and each shall use all reasonable efforts to obtain shareholder approval of this Agreement, the Plan of Merger and the Merger.

                    VI.4 LEGAL CONDITIONS TO MERGER. Each of SFS and HBE shall, and shall cause the SFS Subsidiaries and the HBE Bank, respectively, to use reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and the Plan of Merger and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by SFS, the SFS Subsidiaries, HBE or the HBE Bank in connection with the Merger and the other transactions contemplated by this Agreement, the Plan of Merger and the HBE Stock Option Agreement.

                    VI.5 LISTING OF SHARES. SFS shall use all reasonable efforts to cause the shares of SFS Common Stock issuable in the Merger to be approved for listing on the NASDAQ-NMS.

                    VI.6  Indemnification; Directors' and Officers' Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of SFS, the SFS Subsidiaries, HBE or the HBE Bank (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of SFS, the SFS Subsidiaries, HBE or the HBE Bank or any of their respective predecessors, or (ii) this Agreement, the Plan of Merger or the HBE Stock Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use reasonable efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law, including the full scope of indemnification available to officers and directors of federally chartered thrift institutions with respect to HBE, upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; PROVIDED, HOWEVER, that (A) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) the Surviving Corporation shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there is a material conflict of interest between the interests of such Indemnified Party and the interests of one or more other Indemnified Parties and that the interests of such Indemnified Party will not be adequately represented unless separate counsel is retained, in which case, the Surviving Corporation shall be obligated to pay such separate counsel,
                    (C) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 6.6 except to the extent such failure to notify materially prejudices the Surviving Corporation. The Surviving Corporation's obligations under this Section 6.6 shall continue in full force and effect for a period of five years from the Effective Time (or the period of the applicable statute of limitations, if longer); PROVIDED, HOWEVER, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

(b) The Surviving Corporation shall use reasonable efforts (i) to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of the Surviving Corporation, to the extent that the same is economically practicable, and (ii) either (A) to cause the individuals serving as officers and directors of SFS, the SFS Subsidiaries, HBE or the HBE Bank immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policies maintained by the Surviving Corporation, or to (B) substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than the policies previously maintained by SFS and HBE, respectively, with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such;

                    PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend per year an amount in excess of 200% of the premium for such insurance paid by SFS during its 1997 fiscal year (the "Insurance Amount") to maintain or procure insurance coverage pursuant to clause
                    (ii) of this sentence, and provided further that if the Surviving Corporation is unable to maintain or obtain the insurance called for by clause (ii) of this sentence, the Surviving Corporation shall use reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount.

(c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.6.

(d) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.


                    VI.7 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Plan of Merger or the HBE Stock Option Agreement or to vest SFS with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take, or cause the proper officers and directors of the SFS Subsidiaries or the HBE Bank to take, as the case may be, all such necessary action as may be reasonably requested by SFS.

                    VI.8 ADVICE OF CHANGES. Between the date hereof and the Effective Time, SFS and HBE shall promptly provide notice to the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

                    VI.9  NO CONDUCT INCONSISTENT WITH THIS AGREEMENT.

(a) HBE shall not from the date hereof through the Effective Time or the termination of this Agreement:

                    (i) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquires or proposals relating to the disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the HBE Bank, respectively, with any corporation or other entity other than as provided by this Agreement except pursuant to a written direction from a regulatory authority; or

                    (ii) negotiate with or entertain any proposals from any
                         other person for any such transaction wherein the business, assets or capital stock of it or the HBE Bank, respectively, would be acquired, directly or indirectly, by any party other than as provided by this Agreement, except pursuant to a written direction from any regulatory authority or upon the receipt of an unsolicited offer from a third party where the Board of Directors of HBE reasonably believes, upon the written opinion of counsel, that its fiduciary duties require it to enter into discussions with such party. HBE shall promptly notify SFS of all of the relevant details relating to all inquiries and proposals which it may receive relating to any proposed disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the HBE Bank, respectively, with any corporation or other entity other than as provided by this Agreement and shall keep SFS informed of the status and details of any such inquiry or proposal, and shall give SFS five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry or proposal; or

(b) Nothing contained herein shall prohibit HBE from disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a tender offer for HBE Common Stock, or satisfying any other applicable disclosure obligations under the federal securities laws.

                    VI.10  Employee Matters.

(a) At the Effective Time, SFS shall assume and honor the written terms and conditions of the existing written employment agreements and employee retention agreements ("HBE Employment Contracts") with officers and employees of HBE and HBE Bank that are included in the HBE Disclosure Schedules. SFS acknowledges that the consummation of the transactions contemplated by this Agreement shall trigger the "change in control" provisions in the HBE Employment Contracts and may require payments to be made thereunder. SFS agrees to honor the terms of these Employment Contracts and agrees to make all payments, as and when required thereunder. SFS acknowledges that George L. Perucco and Lyle
                    N. Dolan will terminate employment with HBE and HBE Bank as of the Effective Time and will be paid in full all amounts due under their respective HBE Employment Contracts on that date. At the Effective Time, SFS shall enter into a consulting agreement with George L. Perucco attached hereto as Exhibit C. The provisions of - the foregoing Section are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing HBE Employment Contracts, and his or her representatives.

(b) The Merger shall not effect any interruption in the employment of employees of HBE Bank (hereinafter each an "HBE Employee"). SFS agrees to assume and honor the terms and conditions of the Severance Pay Plan of Home Federal Savings and Loan Association of Elgin ("HBE Severance Plan") included in the HBE Disclosure Schedules. SFS also agrees that, in connection with reviewing applicants for employment positions, it shall give any HBE Employee who is terminated within three (3) months after the Effective Time, the same priority consideration with respect to hiring, that is given to SFS employees for such positions in accordance with any formal or informal policies of SFS for a period of three (3) months from such date of termination. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements and arrangements, and his or her representatives.

(c) Effective as of the Effective Time, SFS shall assume sponsorship of the HBE ESOP as the successor employer to HBE. Prior to the date on which a "change in control" (as such term is defined in the HBE ESOP, hereinafter "ESOP Change in Control") occurs, the HBE ESOP will be amended (i) to eliminate Section 14.3(b); (ii) to eliminate Section 14.4; (iii) to amend Article XIV of the HBE ESOP to provide for the allocation of excess assets remaining after its outstanding loan is satisfied to be made to the HBE ESOP participants and beneficiaries in the same manner as earnings received by the ESOP on investments allocated to participants' accounts are allocated; and (iv) to adopt any other amendments to the HBE ESOP that are deemed necessary to accomplish all of the foregoing and the final allocation of all the HBE ESOP's remaining assets to all of the ESOP's participants and their beneficiaries. Following the Effective Time, and subject to receipt of a favorable determination from the Internal Revenue Service that the merger does not adversely affect qualification of the merged plan, the HBE ESOP will be merged into the SFS 401k Savings Plan. In the event that between the date of the execution of this Agreement and the Effective Time, it is determined, to the satisfaction of HBE and SFS, that the HBE ESOP is not an "affiliate" within the meaning of Rule 145 of the Securities Act of 1933, as amended ("Securities Act"), the HBE ESOP Trustee shall be permitted to sell unallocated shares of HBE Common Stock held in its suspense account at any time and all such times as the Trustee shall deem to be prudent on or after the date the ESOP Change in Control has occurred in order to repay the HBE ESOP's outstanding loan. In the event that the HBE ESOP or the trust which forms part thereof is determined to be an affiliate of HBE within the meaning of Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act, no provision of Article XIV of the HBE ESOP shall be interpreted to require the sale of shares of HBE Common Stock held by the trust during the period beginning thirty (30) days prior to the Effective Time and ending immediately after the release by SFS of financial results covering at least thirty (30) days of post-Merger combined operations by means of filing a Form 10-Q, 10-K or 8-K under the Securities Act of 1934, as amended, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76. Effective as of the Effective Time, SFS and HBE agree that former participants in the HBE ESOP shall be treated as new hires for purposes of the State Financial Services Corporation Employee Stock Ownership Plan. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements and arrangements, and his or her representatives.

(d) At the Effective Time, each HBE Employee shall immediately become eligible to participate in the State Financial Services Corporation and Subsidiaries Money Purchase Plan (the "Pension Plan"). The Surviving Corporation will give each HBE Employee full credit for prior service with HBE or the HBE Bank for purposes of eligibility to participate under the Pension Plan. HBE employees will be treated as new hires for vesting purposes under the Pension Plan. SFS agrees to take, prior to the Effective Time, all actions necessary to cause amendments to be made to the

                    Plan in order to give effect to the preceding sentences. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements and arrangements, and his or her representatives.

(e) At the Effective Time, the Surviving Corporation will give each HBE Employee full credit for prior service with HBE or the HBE Bank for purposes of eligibility to participate and vesting in the State Financial Service Corporation 401(k) Savings Plan and the Effective Time will be a special entry date thereunder for HBE employees. SFS agrees to take, prior to the Effective Time, all actions necessary to cause amendments to be made to the Plan in order to give effect to the preceding sentences. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements and arrangements, and his or her representatives.

(f) At the Effective Time, each HBE Employee shall immediately become eligible to participate in all employee welfare benefit plans and other fringe benefits programs offered or maintained by the Surviving Corporation on the same terms and conditions that the Surviving Corporation may make available to officers and employees of the SFS Banks, including, without limitation, any health, life, long-term disability, short-term disability, severance, vacation or paid time off programs (the "SFS Welfare Plans"). Any expenses incurred by an HBE Employee under the HBE or an HBE Bank employee welfare benefit plans (such as deductibles or co-payments), shall be counted for all purposes under the SFS Welfare Plans. SFS Bank shall provide insurance coverage (for which SFS or SFS Bank may act as the self-insurer) for pre-existing medical conditions (to the extent such condition is currently covered under the HBE plan, and such condition would be covered under SFS Bank's plan if it were no pre-existing), subject to deductibles and/or copayment provisions generally applicable to such coverage. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each party to, or beneficiary of, the foregoing agreements and arrangements, and his or her representatives.

(g) At the Effective Time, SFS shall assume all of the obligations under the HBE RRP and HBE Option Plan, and all shares of HBE Common Stock owned by the HBE RRP, which have not been awarded, shall be canceled at or prior to the Effective Time.

                    VI.11 TAX TREATMENT AND POOLING. Each of HBE and SFS will use its reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1)(A) of the Code.

                    VI.12 DIVIDENDS. After the date of this Agreement, each of SFS and HBE shall coordinate with the other the declaration of any dividends in respect of SFS Common Stock and HBE Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of SFS Common Stock or HBE Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of SFS Common Stock and/or HBE Common Stock and any shares of common stock of the Surviving Corporation any holder of HBE Common Stock receives in exchange therefor in the Merger.

                    VI.13 RULE 145 AFFILIATES. Within 30 days before the Closing Date, HBE shall identify in a letter to SFS all persons who are, and to HBE's knowledge who will be at the Closing Date, "affiliates" of HBE as such term is used in Rule 145 under the Securities Act. HBE shall use all reasonable efforts to cause its affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to SFS on or prior to the Closing Date a written agreement substantially in the form attached hereto as EXHIBIT F.

                    VI.14 DISCLOSURE SCHEDULES.  On the date hereof,

(a) SFS has delivered to HBE the SFS Disclosure Schedules, accompanied by a certificate signed by the Chief Financial officer of SFS stating the SFS Disclosure Schedules are being delivered pursuant to this Section 6.14.

(b) HBE has delivered to SFS the HBE Disclosure Schedules, accompanied by a certificate signed by the Chief Financial Officer of HBE stating the HBE Disclosure Schedules are being delivered pursuant to this Section 6.14. O. FILING AND OTHER FEES.

                    VI.15 All filing and other fees paid to the SEC, the Federal Reserve, the OTS or any State Regulatory Agency in connection with the Merger and the transactions contemplated by this Agreement and the costs and expenses of printing and mailing the Joint Proxy Statement shall be borne equally by SFS and HBE.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

                    VI.14 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) SHAREHOLDER APPROVAL. This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby shall have been approved and adopted by the respective requisite affirmative votes of the holders of HBE Common Stock and SFS Common Stock entitled to vote thereon.

(b) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained, on terms and conditions reasonably satisfactory to each of HBE and SFS, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

(c) REGISTRATION STATEMENTS. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of SFS or HBE, threatened by the SEC.

(d) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Plan of Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

(e) FEDERAL TAX OPINION. HBE and SFS shall each have received an opinion of their respective counsel, in form and substance reasonably satisfactory to each, dated as of the Effective Time, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the merger will constitute for federal income tax purposes a reorganization under Section 368(a)(1)(A) of the Code and that accordingly:

                    (i) No gain or loss will be recognized by HBE or SFS as a result of the Merger;

                    (ii) Except to the extent of any cash received in lieu of a fractional share interest in SFS Common Stock, no gain or loss will be recognized by the shareholders of HBE who exchange their HBE Common Stock for SFS Common Stock pursuant to the Merger;

                    (iii)The aggregate tax basis of SFS Common Stock received by shareholders who exchange their HBE Common Stock for SFS Common Stock in the Merger will be the same as the aggregate tax basis of HBE Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

                    (iv) The holding period of SFS Common Stock received by each shareholder in the Merger will include the holding period of HBE Common Stock exchanged therefor, provided that such shareholder held such HBE Common Stock as a capital asset on the date of the Merger.

                    Such opinion may be based on, in addition to the review of such matters of fact and law as such counsel consider appropriate, (i) representations made at the request of such counsel by HBE and SFS, or either of them and (ii) certificates provided at the request of such counsel by officers of HBE, SFS and other appropriate persons.


(f) POOLING OF INTERESTS.HBE shall have received a letter of HBE's independent accountants, dated as of the Effective Time, stating that HBE is an entity that qualifies for pooling-of-interests accounting treatment pursuant to GAAP. SFS shall also have received a letter of SFS's independent accountants, dated the Effective Time, stating that the transactions effective pursuant to this Agreement will qualify as a pooling-of-interests pursuant to GAAP.

                    VII.2 CONDITIONS TO OBLIGATIONS OF HBE. The obligation of HBE to effect the Merger is also subject to the satisfaction, or waiver by HBE, at or prior to the Effective Time of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of SFS set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate do not, and insofar as reasonably can be foreseen, would not, result in an SFS Material Adverse Effect. HBE shall have received a certificate signed on behalf of SFS by the Chief Executive Officer and Chief Financial Officer of SFS to the foregoing effect.

(b) PERFORMANCE OF OBLIGATIONS OF SFS. SFS shall have performed in all material respects all obligations required to be performed by it under this Agreement, the Plan of Merger and the HBE Stock Option Agreement at or prior to the Closing Date, and HBE shall have received a certificate signed on behalf of SFS by the Chief Executive Officer and Chief Financial Officer of SFS to such effect.

(c) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, (i) no event shall have occurred which has had a Material Adverse Effect on SFS, and (ii) no condition (other than general economic or competitive conditions generally affecting bank holding companies and banks of a size or in locations comparable to those of SFS or the SFS Subsidiaries), event, circumstances, fact or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on SFS.

(d) OPINION OF COUNSEL TO SFS. HBE shall have received from Foley & Lardner, counsel to SFS, an opinion, dated the Closing Date, in substantially the form of EXHIBIT L.


(e) COMFORT LETTERS. HBE shall have received from Ernst & Young "comfort letters" dated the date of mailing of the Joint Proxy Statement and the Closing Date, covering matters customary to transactions such as the Merger and in form and substance reasonably satisfactory to HBE.

(f) FAIRNESS OPINION. HBE shall have received from Hovde Financial, Inc., a fairness opinion, dated the date of mailing of the Joint Proxy Statement and in form and substance reasonably satisfactory to HBE, to the effect that the consideration to be received in the Merger by the shareholders of HBE is fair, from a financial point of view, to the shareholders of HBE.

                    VII.3 CONDITIONS TO OBLIGATIONS OF SFS. The obligation of SFS to effect the Merger is also subject to the satisfaction, or waiver by SFS, at or prior to the Effective Time of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HBE set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate do not, and insofar as reasonably can be foreseen, would not, result in an HBE Material Adverse Effect. SFS shall have received a certificate signed on behalf of HBE by the Chief Executive Officer and Chief Financial Officer of HBE to the foregoing effect.


(b) PERFORMANCE OF OBLIGATIONS OF HBE. HBE shall have performed in all material respects all obligations required to be performed by it under this Agreement, the Plan of Merger and the HBE Stock Option Agreement at or prior to the Closing Date, and SFS shall have received a certificate signed on behalf of HBE by the Chief Executive Officer and Chief Financial Officer of HBE to such effect.


(c) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, (i) no event shall have occurred which has had a Material Adverse Effect on HBE, and (ii) no condition (other than general economic or competitive conditions generally affecting savings and loan holding companies and savings associations of a size or in locations comparable to those of HBE or the HBE Bank), event, circumstances, fact or other occurrence shall have occurred that may reasonably be expected to have or result in such a Material Adverse Effect on HBE.

(d) OPINION OF COUNSEL TO HBE. SFS shall have received from Thacher, Proffitt & Wood, counsel to HBE, an opinion, dated the Closing Date, in substantially the form of EXHIBIT M.

(e) COMFORT LETTERS. SFS and HBE shall have received from KPMG Peat Marwick LLP "comfort letters" dated the date of mailing of the Joint Proxy Statement and the Closing Date, covering matters customary to transactions such as the Merger and in form and substance reasonably satisfactory to SFS and HBE.

(f) FAIRNESS OPINION. SFS shall have received from Everen Securities (or another recognized investment banking firm) a fairness opinion, dated the date of mailing of the Joint Proxy Statement and in form and substance reasonably satisfactory to SFS, to the effect that the consideration received by SFS shareholders pursuant to the Merger is fair, from a financial point of view, to the shareholders of SFS.

(g) AFFILIATE AGREEMENTS. SFS shall have received Affiliate Agreements, duly executed by each affiliate of HBE, substantially in the form of EXHIBIT F.


                                  ARTICLE VIII
                       TERMINATION, EXPENSES AND AMENDMENT

                    VII.1 TERMINATION. This Agreement may be terminated prior to the Effective Time:

(a) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of SFS or HBE, by written agreement between SFS and HBE, if the Board of Directors of each so determines;

(b) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of SFS or HBE, by either the Board of Directors of SFS or the Board of Directors of HBE if (i) any Governmental Entity which must grant a Requisite Regulatory Approval (A) has denied approval of the Merger and such denial has become final and nonappealable or (B) has advised the parties of its unwillingness to grant such a Requisite Regulatory Approval on terms and conditions reasonably acceptable to the parties, notwithstanding the parties' fulfillment of their obligations to take reasonable efforts to obtain such Requisite Regulatory Approval, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either the Board of Directors of SFS or the Board of Directors of HBE if the Merger shall not have been consummated on or before January 31, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either SFS or HBE if any approval of the shareholders of SFS or HBE required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

(e)                 by HBE, by written notice to SFS, if

                    (i) there exists any breach or breaches of the representations and warranties of SFS made herein, which breaches, individually or in the aggregate have or, insofar as reasonably can be foreseen, would have, a SFS Material Adverse Effect, and such breaches shall not have been remedied within thirty (30) days after receipt by SFS of notice in writing from HBE, specifying the nature of such breaches and requesting that they be remedied;


                    (ii) SFS shall have failed to perform and comply with, in
                         all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within thirty (30) days after receipt by SFS of notice in writing from HBE, specifying the nature of such failure and requesting that it be remedied; or

                    (iii)the Board of Directors of SFS or any committee thereof:

                              (A) shall fail to reaffirm such approval or
                                  recommendation upon HBE's request,

                              (B) shall approve or recommend any Business
                                  Combination involving SFS other than the Merger or any tender offer or share exchange for shares of capital stock of SFS, in each case, by or involving a party other than HBE or any of its affiliates or

                              (C) shall resolve to take any of the actions
                                  specified in clause (A) or (B); or

                  (f) by SFS, by written notice to HBE, if

                     (i) there exists any breach or breaches of the
                         representations and warranties of HBE made herein or in the HBE Stock Option Agreement which breaches, individually or in the aggregate have, or insofar as reasonably can be foreseen, would have, an HBE Material Adverse Effect and such breaches shall not have been remedied within thirty (30) days after receipt by HBE of notice in writing from SFS, specifying the nature of such breaches and requesting that they be remedied;

                     (ii)HBE shall have failed to perform and comply with,
                         in all material respects, its agreements and covenants hereunder or under the HBE Stock Option Agreement and such failure to perform or comply shall not have been remedied within thirty (30) days after receipt by HBE of notice in writing from SFS, specifying the nature of such failure and requesting that it be remedied; or

                    (iii)the Board of Directors of HBE or any committee
                         thereof:

                              (A) shall withdraw or modify in any manner
                                  adverse to SFS its approval or recommendation of this Agreement or the Merger,

                              (B) shall fail to reaffirm such approval or
                                  recommendation upon SFS's request,

                              (C) shall approve or recommend any Business
                                  Combination involving HBE other than the Merger involving HBE or any tender offer or share exchange for shares of capital stock of HBE, in each case, by or involving a party other than SFS or any of its affiliates or

                              (D) shall resolve to take any of the actions
                                  specified in clause (A), (B) or (C).

                  (g) by HBE, pursuant and subject to Section I.4(e) in the
                      event that the Market Value of SFS Common Stock, as of the Decision Date, is less than $20.00 per share.

                    VIII.2 EFFECT OF TERMINATION. Subject to Section 8.3, in the event of termination of this Agreement by HBE or SFS pursuant to Section 8.1 there shall be no liability on the part of either HBE or SFS or their respective officers or directors hereunder, except that Section 6.2(b), Section 6.15,
Section 8.2 and Section 8.3 shall survive the termination.

                    VIII.3  REMEDIES AND EXPENSES UPON BREACH OR WILLFUL BREACH.


(a) REMEDIES. If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (A) Section 8.1(e)(i) or (ii), or (B) Section 8.1(f)(i) or (ii) then the breaching party shall promptly (but no later than five (5) business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $350,000; PROVIDED, HOWEVER, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its documented out-of-pocket expenses and fees (which shall be paid as specified above and shall not be limited to $350,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

(b) EXPENSES. If one party fails to promptly pay to any other party any amount due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as published in the Wall Street Journal (Midwest Edition) from the date such fee was required to be paid.

                    VIII.4 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of SFS or HBE; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of SFS or HBE, there may not be, without further approval of such shareholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the holders of HBE Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                    VIII.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of SFS or HBE, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of HBE Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE IX
                               GENERAL PROVISIONS

                    IX.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or the Plan of Merger (or in any instrument delivered pursuant to this Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. Without by implication limiting the foregoing, none of the directors or officers of the parties hereto shall have any liability for any of the representations, warranties, covenants and agreements contained herein.

                    IX.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                 if to HBE, to:

                    Home Bancorp of Elgin, Inc.
                    16 North Spring Street
                    Elgin, Illinois 60120-5569
                    Attention:        George L. Perucco
                    Telephone:        (847) 742-3800
                    Telecopier:       (847) 742-0793


with a copy to:

                    Thacher Proffitt & Wood
                    1500  K Street, NW Suite 200
                    Washington, D.C.  20005
                    Attention:        V. Gerard Comizio, Esq.
                                      Matthew Dyckman, Esq.
                    Telephone:        (202) 347-8400
                    Telecopier:       (202) 347-6238

and

(a)                 if to SFS, to:


                    State Financial Services Corporation

                    10708 W. Janesville Road
                    Hales Corners, WI 53130
                    Attn:             Michael J. Falbo
                    Telephone:        (414) 425-1600
                    Telecopier:       (414) 425-8939

with a copy to:

                    Foley & Lardner
                    Firstar Center
                    777 East Wisconsin Avenue
                    Milwaukee, Wisconsin 53202-5367
                    Attention:        Ulice Payne, Jr.
                                      Rodney H. Dow
                    Telephone:        (414) 271-2400
                    Telecopier:       (414) 297-4900

                    IX.3 INTERPRETATION; DEFINITIONS. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require HBE, the HBE Bank, SFS or the SFS Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation. As used in this Agreement, the term "Material Adverse Effect" means, with respect to HBE or SFS, as the case may be, a material adverse effect (i) on the business, assets, properties, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its Subsidiaries, taken as a whole or (ii) on the consummation of the Merger; provided, however, that the following shall not constitute or contribute to a Material Adverse Effect: (i) changes in the financial condition, business, or results of operations of a person resulting directly or indirectly from (1) changes attributable to or resulting from changes in general economic conditions affecting banks, savings institutions or their holding companies generally, including changes in the prevailing level of interest rates (provided that HBE is in substantial compliance with its Interest Rate Risk Management Policy as disclosed to SFS prior to the date of this Agreement, as the same may be revised thereafter with SFS's concurrence), or (2) changes in state and federal regulations or legislation affection Wisconsin or Illinois banks; or (ii) matters related to changes in federal, state or local tax status, characteristics, or attributes or the ability to use such attributes. Notwithstanding the above, fees and expenses reasonably related to this transaction (such as any additional insurance coverages, employment and consulting services, legal, accounting, and investment banking fees and expenses, and severance and retention provisions) shall not be included in any determination of a Material Adverse Effect. The word "Subsidiary" when used with respect to any party means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                    IX.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                    IX.5 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

                    IX.6 GOVERNING LAW. This Agreement and the exhibits attached hereto shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to any applicable conflicts of law.

                    IX.7 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                    IX.8 PUBLICITY. Except as otherwise required by applicable law or the rules of The Nasdaq Stock Market, neither HBE nor SFS shall, nor shall HBE or SFS permit the HBE Bank or the SFS Subsidiaries, respectively, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

                    IX.9 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations of the parties under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in this
Section 9.9 and in Section 6.6, Section 1.5 and Section 7.10, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                    IX.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  IN WITNESS WHEREOF, SFS and HBE have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


STATE FINANCIAL SERVICES CORPORATION


By
  -------------------------------------------
         Michael J. Falbo
         President and CEO


HOME BANCORP OF ELGIN, INC.


By
  -------------------------------------------
         George L. Perucco
         President and CEO



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